Exhibit 24.1
Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Parker Drilling Company
Under date of February 26, 2008, we reported on the consolidated balance sheet of Parker Drilling Company and subsidiaries as of December 31, 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2007, which are included in the Company’s Annual Report on Form 10-K. In connection with our audit of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule in the Company’s Annual Report on Form 10-K. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audit.
In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
As discussed in notes 1 and 7 to the consolidated financial statements, the Company changed its method of accounting for uncertain tax positions as of January 1, 2007.

KPMG LLP   /s/

Houston, Texas
February 26, 2008